  Exhibit 99.1

CorMedix Inc. Reports First Quarter Financial Results and Provides Business Update

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Recent Corporate and Clinical Highlights:
●
Completed independent Data and Safety Monitoring Board (DSMB) review for Phase 3 “LOCK-IT 100” study of Neutrolin® in hemodialysis patients; Enrollment on track to exceed original target of 632 patients by 4Q17
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Currently in discussion with FDA regarding possible prospective changes to the LOCK-IT 100 trial protocol; FDA agreed to include interim efficacy analyses while the trial is ongoing
●
Secured first European commercial collaboration with Hemotech SAS to launch and market Neutrolin in France and French overseas territories
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Raised $14 million in gross proceeds in a public offering of shares and warrants
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Demonstrated taurolidine effectiveness at killing emerging global health threat C. auris
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Advancing studies of taurolidine-infused antimicrobial medical materials: sutures, nanofiber meshes, hydrogels

Anticipated Milestones:
●
Conduct LOCK-IT 100 interim efficacy analysis, potentially in 4Q17 pending attainment of the requisite number of bloodstream infections in the study
●
Complete enrollment for LOCK-IT 100 in 2Q18; Report top-line data in the second half of 2018
●
Host R&D day to discuss advances to taurolidine-based therapeutic and medical device pipeline in 3Q17

Bedminster, NJ – May 10, 2017 – CorMedix Inc. (NYSE MKT: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today provided its corporate update for the first quarter ended March 31, 2017. CorMedix will host a conference call today, May 10, 2017, at 4:30 p.m. Eastern Time to discuss the Company’s recent corporate developments and financial results.

Khoso Baluch, Chief Executive Officer of CorMedix, said, “We are continuing to advance Neutrolin®, our broad-spectrum, non-antibiotic anti-infective solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, toward the U.S. and international markets. Our ongoing Phase 3 trial, LOCK-IT 100, continues to enroll patients with end-stage renal disease receiving hemodialysis through a central venous catheter, and an independent data safety and monitoring unanimously concluded it was safe to continue patient enrollment based on safety data from the first 279 patients. We currently anticipate exceeding our original enrollment target of 632 patients by the fourth quarter of 2017, and will continue to enroll additional patients until the requisite number of catheter-related bloodstream infections occur in this event-driven Phase 3 study. An interim efficacy analysis is currently anticipated by the end of the year, which would give us our first look into Neutrolin’s potential to reduce catheter-related bloodstream infections in the study population.”

“In addition to advancing Neutrolin in the U.S., we were pleased to announce that we’d secured our first European commercial collaboration with Hemotech SAS to launch Neutrolin in France and French overseas territories. This enables CorMedix to leverage Hemotech’s nearly 30 years of experience and significant presence, which includes 92% of all French dialysis organizations as well as major hospitals, where Neutrolin’s CE Marking allows it to be marketed as a catheter lock solution for oncology and ICU patients with central venous catheters. We intend to pursue additional partnerships designed to further expand ex-U.S. sales of Neutrolin and begin augmenting our commercial presence in Europe. We expect to begin generating initial sales revenue over the quarters to come, which over time may partially offset our operational and clinical development costs in the U.S.”

Mr. Baluch continued, “CorMedix is committed to taking advantage of additional opportunities to generate value based on taurolidine, the active component of Neutrolin. A particular area of focus is in the medical device space, where taurolidine may be incorporated into various medical and surgical materials to confer antimicrobial or anti-inflammatory properties. Based on initial feasibility work, we are advancing preclinical studies for three product candidates: surgical meshes, suture materials, and hydrogels. We expect to develop and pursue FDA clearance for these potential products by the 510(k) pathway and will seek to establish development/commercial partnerships as these programs advance. A more robust ‘R&D day’ event will be scheduled within the coming months to discuss these and our ongoing oncology collaboration in greater detail.”

For the first quarter 2017, the Company recorded a net loss of $7.6 million, or $0.19 per share, compared with a net loss of $4.1 million, or $0.11 per share for the first quarter 2016. Operating expenses in the first quarter 2017 were $7.6 million, compared with $6.5 million in the fourth quarter of 2016. The increase was due to an increase in both R&D and G&A expense. Our cash used in operations in the first quarter 2017 was $6.8 million, compared with $6.5 million in the fourth quarter 2016. Cash was used primarily to conduct our Phase 3 study of Neutrolin, other R&D and related G&A activities. Our operating cash burn was funded primarily via drawdown of our cash on hand. Approximately $0.3 million was provided by the use of the Company’s “At the Market” program during January 2017.

CorMedix recently completed a public offering of common stock and warrants resulting in gross proceeds of $14 million, before deducting underwriting discounts and commissions and estimated offering expenses. The offering included the full exercise of underwriter H.C. Wainwright and Co.’s option to purchase additional shares of common stock and warrants from CorMedix.

Mr. Baluch concluded, “We are dedicated to bringing Neutrolin to market, to help prevent potentially deadly catheter-related blood stream infections in already vulnerable patient populations in the U.S. and abroad. Our recent financing adds fuel to continue our U.S. pivotal clinical program, while in parallel, we’re continuing to enhance our focus on driving additional value through European commercialization and advancement of our taurolidine-based therapeutic and medical device pipeline.”

Conference Call Information:

Please call five minutes before the conference call is scheduled to begin.

Dial-In (Toll Free)	877-407-9124
International Dial-In	201-689-8584

The live audio webcast will be accessible via the Events section of the CorMedix website.

A replay of the teleconference will be available until 11:59 p.m. on May 17, 2017.

Replay Number:	877-481-4010
Replay International:	919-882-2331
Conference ID:	10381

About CorMedix Inc.

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin is currently in a Phase 3 clinical trial in patients undergoing chronic hemodialysis via a central venous catheter. The Company is planning to conduct its second Phase 3 clinical trial in patients with cancer receiving IV parenteral nutrition, chemotherapy and hydration via a chronic central venous catheter, subject to sufficient resources. If successful, the two pivotal studies may be submitted to the FDA for potential approval for both patient populations. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity upon U.S. approval. It is already a CE Marked product in Europe and other territories. For more information, visit: www.cormedix.com.

For Investors & Media:

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D.: jdrumm@tiberend.com; (212) 375-2664
Janine McCargo: jmccargo@tiberend.com; (646) 604-5150

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the timing and results of the planned interim efficacy analyses of the LOCK-IT 100 trial and the impact of those results on that trial; the cost, timing and results of the planned and ongoing Phase 3 trials for Neutrolin® in the U.S., including variances in the expected rate of CRBSI events, and the resources needed to commence and complete those trials; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; CorMedix’s ability to obtain financing to support its research and development and clinical activities and operations; the risks associated with the launch of Neutrolin in new  markets; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including the planned Phase 3 trial of Neutrolin in oncology patients and the marketing of Neutrolin in countries other than Europe; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's dependence on its collaborations and its license relationships; CorMedix's ability to maintain its listing on the NYSE MKT; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	Three Month Periods Ended March 31,
	2017	2016
Revenue
Net sales	$39,559	$41,427
Cost of sales	(93,571)	(50,229)
Gross profit (loss)	(54,012)	(8,802)

Operating Expenses
Research and development	(4,924,267)	(2,089,592)
Selling, general and administrative	(2,640,726)	(2,050,143)
Total operating expenses	(7,564,993)	(4,139,735)
Loss From Operations	(7,619,005)	(4,148,537)
Other Income (Expense)
Interest income	23,431	31,636
Foreign exchange transaction loss	(1,286)	(487)
Interest Expense	-	(992)
Total income (expense)	22,145	30,157
Net Loss	(7,596,860)	(4,118,380)
Other Comprehensive Income Gain (Loss)
Unrealized gain (loss) from investment	10,113	(793)
Foreign currency translation gain (loss)	(992)	31,645
Total comprehensive income	9,121	30,852
Comprehensive Loss	$(7,587,739)	$(4,087,528)
Net Loss Per Common Share – Basic and Diluted	$(0.19)	$(0.11)
Weighted Average Common Shares Outstanding – Basic and Diluted	40,624,920	36,012,756

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2017	2016

Cash and cash equivalents	$6,818,668	$8,064,490
Short-term investments	$6,950,960	$12,100,920
Total Assets	$14,933,152	$21,906,386

Total Liabilities	$3,889,963	$4,091,860
Accumulated deficit	$(126,761,812)	$(119,164,952)
Total Stockholders’ Equity	$11,043,189	$17,814,526

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Month Periods Ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,596,860)	$(4,118,380)
Net cash used in operating activities	(6,758,726)	(5,450,588)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net cash provided by investing activities	5,158,075	6,547,842

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from at-the-market program	347,361	149,276
Proceeds from exercise of stock options	6,800	116,700
Net cash provided by financing activities	354,161	265,976
NET INCREASE (DECREASE) IN CASH	(1,245,822)	1,367,358
CASH - BEGINNING OF PERIOD	8,064,490	11,817,418
CASH - END OF PERIOD	$6,818,668	$13,184,776